Exhibit 99.1

Jack in the Box Inc. Amends Credit Agreement

SAN DIEGO--(BUSINESS WIRE)--July 7, 2015--Jack in the Box Inc. (NASDAQ: JACK) today announced completion of an amendment to its existing senior credit facility. Under the terms of the amendment, the credit facility was increased to $1.2 billion, which consists of a $300 million term loan and $900 million revolving credit facility.

Following the amendment on July 1, 2015, $300 million was outstanding on the term loan and approximately $382 million was drawn or used for letters of credit under the revolving credit facility.

There was no change to the maturity date or interest rates for either facility. The maturity date for both the revolving credit facility and the term loan will remain in March 2019. The interest rate on the senior credit facility is based on the company’s leverage ratio and can range from LIBOR plus 1.25 percent to 2.00 percent. The interest rate as of the date of the amendment was LIBOR plus 1.75 percent.

The amendment also raised the maximum leverage ratio from 3.0 times to 3.5 times, permits unlimited restricted payments if pro forma leverage is less than 3.0 times (from 2.75 times previously), subject to pro forma fixed charge covenant compliance, and eliminates the annual limitation on capital expenditures.

“The amended credit agreement provides us with more than $400 million of additional borrowing capacity to support the company’s strategic priorities,” said Jerry Rebel, executive vice president and chief financial officer. “With our growing level of EBITDA, the extra capacity will enable us to comfortably maintain leverage within a 2 to 3 times range.”

Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Cooperative Centrale Raiffesisen-Boerenleenbank B.A. “Rabobank International” New York Branch served as joint lead arrangers and joint lead bookrunners.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states and Guam. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 600 restaurants in 47 states, the District of Columbia and Canada. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
or
Media Contact:
Brian Luscomb, (858) 571-2291